PrimeCare Enters Significant New Markets

FOR IMMEDIATE RELEASE

Newport News, VA — April 7, 2011 — PrimeCare Systems, Inc., (OTCQB:PCYS) announced today that its Latin American partner, Telemedicine International, LLC (TILLC), has informed PrimeCare that it is currently in advanced negotiations with an important health insurer located in Buenos Aires, Argentina.  TILLC anticipates that an agreement with the insurer could be reached in the near future and would produce significant revenue.  TILLC also reports that it is involved in a pilot project with a clinic in the Argentinean province of Rio Negro.  The pilot project's objective is to improve the compliance and quality of care for kidney transplant patients.  If the pilot project is successful, it could also result in a significant contract.      .

About PrimeCare Systems, Inc.:

PrimeCare Systems, Inc, has its corporate, technical and administrative offices in Newport News, Virginia. Incorporated originally as a private company, and traded publically since January, 2008, PrimeCare Systems, Inc., has developed, owns, maintains, updates, expands and markets the PrimeCare Patient Management System, Version Ten, (the Version Ten System), related products, and several associated Internet sites that use various sections of the Version Ten System.  The Version Ten System is marketed in South America by Telemedicine International, LLC.   For more information about the PrimeCare Systems, Inc., visit the corporate web site at http://www.pcare.com.

About Telemedicine International, LLC:

Telemedicine International LLC (TILLC), formerly known as Nebbe Enterprises, is a privately-held company based in Cedar Falls, Iowa.  TILLC has a ten-year exclusive marketing agreement with PrimeCare Systems, Inc., within the free trade association known as Mercosur, whose members are Argentina, Brazil, Chile, Paraguay and Uruguay.

A Safe Harbor Statement:

The statements that are not historical facts contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and PrimeCare Systems, Inc., intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include predictions, estimates and other statements that involve a number of risks and uncertainties any, or all, of which could cause actual results to differ materially from any future performance suggested herein. While this outlook represents the current judgement of PrimeCare Systems, Inc., on the future direction of the business, such risks and uncertainties may individually, or mutually, impact the matters herein described, including but not limited to product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors, which are outside the control of PrimeCare Systems, Inc., as well as those risks and uncertainties detailed in the Company's Security and Exchange Commission filings.

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